United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                               (Amendment No. 4)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               CURON MEDICAL, INC.
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                   231292 10 3
                    -----------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 Pages

CUSIP No. 231292 10 3                                                                            Page 2 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         ONSET Enterprise Associates III, L.P. 1
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          2,583,589
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power        -0-

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power     2,583,589

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power   -0-

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  2,583,589 2
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  10.51%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
1 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals:
  R. Kuhling, Jr. and T. Opdendyk.
2 Includes 76,950 shares subject to outstanding warrants exercisable within 60 days of the date of this filing.

                                                 Page 2 of 13 Pages

CUSIP No. 231292 10 3                                                                            Page 3 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         OEA III Management, L.L.C. 3
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          2,583,589
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power        -0-

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power     2,583,589

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power   -0-

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  2,583,589 4
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  10.51%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  OO
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
3 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals:
  R. Kuhling, Jr. and T. Opdendyk.
4 Includes 76,950 shares subject to outstanding warrants exercisable within 60 days of the date of this filing.

                                                 Page 3 of 13 Pages

CUSIP No. 231292 10 3                                                                            Page 4 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         ONSET IV, L.P. 5
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          784,434
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power        -0-

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power     784,434

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power   -0-

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  784,434 6
----------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  3.19%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
5 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals:
  R. Kuhling, Jr., T. Opdendyk, S. Mason, L. Bottorff and M. Hilderbrand.
6 Includes 299,284 shares subject to outstanding warrants exercisable within 60 days of the date of this filing.

                                                 Page 4 of 13 Pages

CUSIP No. 231292 10 3                                                                            Page 5 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         ONSET IV Entrepreneurs, L.P. 7
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          23,366
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power        -0-

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power     23,366

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power   -0-

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  23,366 8
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  0.10%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
7 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals:
  R. Kuhling, Jr., T. Opdendyk, S. Mason, L. Bottorff and M. Hilderbrand.
8 Includes 8,516 shares subject to outstanding warrants exercisable within 60 days of the date of this filing.

                                                 Page 5 of 13 Pages

CUSIP No. 231292 10 3                                                                            Page 6 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         ONSET IV Management, L.L.C. 9
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          807,800
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power        -0-
Person With
                                                     (7)      Sole Dispositive Power     807,800

                                                     (8)      Shared Dispositive Power   -0-

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  807,800 10
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  3.29%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  OO
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
9  Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals:
   R. Kuhling, Jr., T. Opdendyk, S. Mason, L. Bottorff and M. Hilderbrand.
10 Includes 307,800 shares subject to outstanding warrants exercisable within 60 days of the date of this filing.

                                                 Page 6 of 13 Pages

CUSIP No. 231292 10 3                                                                            Page 7 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         ONSET Venture Services Corporation 11
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          57,000
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power        -0-

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power     57,000

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power   -0-

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  57,000 12
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  0.23%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
11 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals:
   R. Kuhling, Jr. and T. Opdendyk.
12 Includes 57,000 shares subject to outstanding options exercisable within 60 days of the date of this filing.

                                                 Page 7 of 13 Pages

CUSIP No. 231292 10 3                                                                            Page 8 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Robert F. Kuhling, Jr.
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          -0-
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power        3,480,489

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power     -0-

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power   3, 480,489

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  3,480,489 13
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  14.16%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
13 Includes 384,750 shares subject to outstanding warrants and 89,100 shares subject to outstanding options exercisable within 60 days of the date of this filing.

                                                 Page 8 of 13 Pages

CUSIP No. 231292 10 3                                                                          Page 9 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Terry L. Opdendyk
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power          -0-
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power        3,480,489

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power     -0-

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power   3,480,489

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  3,480,489 14
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (9)

                  14.16%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------
14 Includes 384,750 shares subject to outstanding warrants and 89,100 shares subject to outstanding options exercisable within 60 days of the date of this filing.


Item 1.

(a) Name of Issuer: Curon Medical, Inc. ("Issuer")

(b) Address of Issuer's Principal Executive Offices:

                  46117 Landing Parkway
                  Fremont, California  94538
                  United States of America

Item 2.

(a) Name of Person Filing:

         ONSET Enterprise Associates III, L.P. ("OEAIII")
         OEA III Management, L.L.C. ("OEAIIIM")
         ONSET IV, L.P. ("ONSETIV")
         ONSET IV Entrepreneurs, L.P. ("ONSETIVE")
         ONSET IV Management, L.L.C. ("ONSETIVM")
         ONSET Venture Services Corporation ("OVSC")
         Robert F. Kuhling, Jr. ("RFK")
         Terry L. Opdendyk ("TLO")

(b) Address of Principal Business Office:

         2400 Sand Hill Road, Suite 150
         Menlo Park, California  94025

 (c) Citizenship/Place of Organization:


         Entities:                  OEAIII           -        Delaware
                                    OEAIIIM          -        California
                                    ONSETIV          -        Delaware
                                    ONSETIVE         -        Delaware
                                    ONSETIVM         -        Delaware
                                    OVSC             -        California

         Individuals:               RFK              -        United States
                                    TLO              -        United States

(d) Title of Class of Securities: Common Stock

(e)      CUSIP Number:  231292 10 3

Item 3.

Not applicable.

                                                Page 10 of 13 pages

Item 4         Ownership.

--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
                         OEAIII      OEAIIIM     ONSETIV     ONSETIVE     ONSETIVM      OSVC         RFK         TLO
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
(a)       Beneficial   2,583,589    2,583,589    784,434      23,366      807,800      57,000     3,480,489   3,480,489
          Ownership
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
(b)       Percentage     10.51%      10.51%       3.19%        0.10%       3.29%        .23%        14.16%      14.16%
          of Class
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
(c)       Sole         2,583,589    2,583,589    784,434      23,366      807,800      57,000        -0-         -0-
          Voting
          Power
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
          Shared          -0-          -0-         -0-          -0-         -0-          -0-      3,480,489   3,480,489
          Voting
          Power
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
          Sole         2,583,589    2,583,589    784,434      23,366      807,800      57,000        -0-         -0-
          Dispositive
          Power
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
          Shared          -0-          -0-         -0-          -0-         -0-          -0-      3,480,489   3,480,489
          Dispositive
          Power
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------

Item 5.        Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the limited partnership agreements of each of OEAIII, ONSETIV, and ONSETIVE and the limited liability company agreements of each of OEAIIIM and ONSETIVM, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by each such entity of which they are a partner.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section
240.13d-1(b)(1)(ii)(J) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



Date:    February 3, 2005

ONSET ENTERPRISE ASSOCIATES III, L.P.                         ONSET IV, L.P.
By:      OEA III Management, L.L.C.                           By:      ONSET IV Management, L.L.C.
         Its general partner                                           Its general partner

By:      /s/ Terry L Opdendyk                                 By:      /s/ Terry L Opdendyk
   --------------------------------------------------            --------------------------------------------------
         Managing Director                                            Managing Director


OEA III MANAGEMENT, L.L.C.                                    ONSET IV ENTREPRENEURS, L.P.
                                                              By:      ONSET IV Management, L.L.C.
                                                                       Its general partner

By:      /s/ Terry L Opdendyk                                 By:      /s/ Terry L Opdendyk
   --------------------------------------------------            --------------------------------------------------
         Managing Director                                             Managing Director


ONSET VENTURE SERVICES CORPORATION                            ONSET IV MANAGEMENT, L.L.C.

By:      /s/ Robert F Kuhling, Jr.                            By:      /s/ Terry L Opdendyk
   --------------------------------------------------            --------------------------------------------------
         President                                                     Managing Director


         /s/ Robert F Kuhling, Jr.
-----------------------------------------------------
         Robert F. Kuhling, Jr.


         /s/ Terry L Opdendyk
-----------------------------------------------------
         Terry L. Opdendyk


EXHIBITS

A:       Joint Filing Statement


                              Page 12 of 13 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.


Date:    February 3, 2005

ONSET ENTERPRISE ASSOCIATES III, L.P.                         ONSET IV, L.P.
By:      OEA III Management, L.L.C.                           By:      ONSET IV Management, L.L.C.
         Its general partner                                           Its general partner

By:      /s/ Terry L Opdendyk                                 By:      /s/ Terry L Opdendyk
   --------------------------------------------------            --------------------------------------------------
         Managing Director                                             Managing Director


OEA III MANAGEMENT, L.L.C.                                    ONSET IV ENTREPRENEURS, L.P.
                                                              By:      ONSET IV Management, L.L.C.
                                                                       Its general partner

By:      /s/ Terry L Opdendyk                                 By:      /s/ Terry L Opdendyk
   --------------------------------------------------            --------------------------------------------------
         Managing Director                                             Managing Director


ONSET VENTURE SERVICES CORPORATION                            ONSET IV MANAGEMENT, L.L.C.

By:      /s/ Robert F Kuhling, Jr.                            By:      /s/ Terry L Opdendyk
   --------------------------------------------------            --------------------------------------------------
         President                                                     Managing Director


         /s/ Robert F Kuhling, Jr.
-----------------------------------------------------
         Robert F. Kuhling, Jr.


         /s/ Terry L Opdendyk
-----------------------------------------------------
         Terry L. Opdendyk



                              Page 13 of 13 pages












873293 v3/SF
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